Exhibit 7.2

CREDIT SUISSE FIRST BOSTON CAPITAL LLC CREDIT SUISSE FIRST BOSTON LLC

Eleven Madison Avenue	Telephone (212) 325 2000
New York, NY 10010-3629

September 7, 2005

The Cable Family Trust

Wade H. Cable & Susan M. Cable, Co-Trustees

4490 Von Karman Avenue

Newport Beach, CA 92660

Credit Suisse First Boston Capital LLC

Eleven Madison Avenue

New York, NY 10010

External ID: 7013323 – Risk ID: 40069383

Dear Sir or Madam,

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between us on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.

In this Confirmation, “CSFB” means Credit Suisse First Boston Capital LLC, “Counterparty” means The Cable Family Trust and “Agent” means Credit Suisse First Boston LLC, solely in its capacity as agent for CSFB and Counterparty.

1.	The definitions and provisions contained in the 2000 ISDA Definitions (the “2000 Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “2002 Definitions” and, together with the 2000 Definitions, the “Definitions”), each as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation. In the event of any inconsistency between the 2000 Definitions and the 2002 Definitions, the 2002 Definitions will govern. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern. The Transaction shall be deemed to be a Share Forward Transaction within the meaning set forth in the 2002 Definitions.

This Confirmation shall supplement, form a part of and be subject to an agreement (the “Agreement”) in the form of the 1992 ISDA Master Agreement (Multicurrency – Cross Border) (the “ISDA Form”), as published by the International Swaps and Derivatives Association, Inc., as if CSFB and Counterparty had executed the ISDA Form (without any Schedule thereto) on the date hereof. All provisions contained in the Agreement are incorporated into and shall govern this Confirmation except as expressly modified below. This Confirmation evidences a complete and binding agreement between you and us as to the terms of the Transaction to which it relates and replaces any previous agreement between us with respect to the subject matter hereof, including the agreement entitled “WLS Variable Prepaid Forward dated as of September 7, 2005” (the “Term Sheet”). This Confirmation, together with all other confirmations or agreements between us referencing the ISDA Form, shall be deemed to supplement, form part of and be subject to the same, single Agreement.

If there exists any ISDA Master Agreement between CSFB and Counterparty or any confirmation or other agreement between CSFB and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between CSFB and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which CSFB and Counterparty are parties, this Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

2.	The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	September 7, 2005

Seller:	Counterparty

Buyer:	CSFB

Shares:	Common stock of William Lyon Homes, Inc. (the “Issuer”) (Exchange Symbol: “WLS”).

Number of Shares:	247,708

Prepayment:	Applicable

Conditions to CSFB’s Obligation to Pay Prepayment Amount:	It shall be a condition to CSFB’s obligation to pay any Prepayment Amount hereunder on any Prepayment Date that Counterparty shall have performed its obligations under paragraphs 4.a., “Delivery of Collateral,” and 5, “Agreements to Deliver Documents,” below.

Prepayment Amount:	USD 32,819,898.06

Variable Obligation:	Applicable

Forward Floor Price:	USD148.8700

Forward Cap Price:	USD178.6440

Exchange:	New York Stock Exchange

Related Exchange(s):	All Exchanges

Valuation:

Valuation Date:	The final Averaging Date.

Market Disruption Event:	Section 6.3(a) of the 2002 Definitions is hereby amended by replacing clause (ii) thereof in its entirety with the following: “(ii) an Exchange Disruption, or” and inserting immediately following clause (iii) thereof the following: “; in each case that the Calculation Agent determines is material.”

Averaging Dates:	The 10 consecutive Scheduled Trading Days starting on August 25, 2008 .

Averaging Date Disruption:	Modified Postponement; provided that notwithstanding anything to the contrary in the 2002 Definitions, if a Market Disruption Event occurs on any Averaging Date, the Calculation Agent may determine that such Averaging Date is a Disrupted Day only in part, in which case the Calculation Agent shall make adjustments to the number of Shares for which such day shall be an Averaging Date and shall designate the Scheduled Trading Day determined in the manner described in Section 6.7(c)(iii) of the 2002 Definitions as an Averaging Date for the remaining Shares, and shall determine any Settlement Price based on an appropriately weighted average instead of the arithmetic average described under “Settlement Terms—Settlement Price” below. Such determination and adjustments will be based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares.

Relevant Price:	VWAP Price

VWAP Price:	On any day, the “Volume Weighted Average Price” per Share on such day, as displayed on Bloomberg Page “AQR” (or any successor thereto) for the Issuer with respect to the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such day, as determined by the Calculation Agent.

Settlement Terms:

Physical Settlement:	Applicable

Settlement Method Election:	Applicable

Electing Party:	Counterparty

Settlement Method Election Date:	The date that is 30 Scheduled Trading Days prior to the first Averaging Date

Default Settlement Method:	Physical Settlement

Settlement Price:	The arithmetic mean of the Relevant Prices on each Averaging Day

Automatic Physical Settlement:	If (x) Counterparty has not elected Cash Settlement, (y) by 10:00 A.M., New York City time, on the Settlement Date, Counterparty has not otherwise effected delivery of the Number of Shares to be Delivered and (z) the collateral then held hereunder by or on behalf of CSFB includes Shares with respect to which the Representation and Agreement set forth in Section 9.11 of the 2002 Definitions are true and satisfied (or, at the absolute discretion of CSFB, Shares with respect to which such Representation and Agreement are not true or satisfied), then the delivery required by Section 9.2 of the

Equity Definitions shall be effected, in whole or in part, as the case may be by delivery from the Collateral Account (as defined below under “Collateral Provisions”) to CSFB of a number of Shares equal to the Number of Shares to be Delivered.

Cash Settlement:	If Applicable, Counterparty shall pay the Preliminary Cash Settlement Amount to CSFB on the Preliminary Cash Settlement Date. If the Preliminary Cash Settlement Amount exceeds the Forward Cash Settlement Amount, CSFB shall pay to Counterparty the amount of such excess on the Cash Settlement Payment Date. If the Forward Cash Settlement Amount exceeds the Preliminary Cash Settlement Amount, Counterparty shall pay to CSFB the amount of such excess on the Cash Settlement Payment Date.

Preliminary Cash Settlement Amount:	The Forward Cash Settlement Amount that would apply if every Averaging Date were the Preliminary Cash Settlement Pricing Date.

Preliminary Cash Settlement Pricing Date:	The fourth (4th) Exchange Business Day immediately preceding the first Averaging Date.

Preliminary Cash Settlement Date:	The first (1st) Exchange Business day immediately preceding the first Averaging Date; provided that if such day is not a Currency Business Day, the next following Currency Business Day.

Settlement Currency:	USD

Dividends:

Extraordinary Dividend:	Any dividend or distribution on the Shares (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) or (B) of the 2002 Definitions) the amount or value of which differs in amount from the Ordinary Dividend Amount for such dividend or distribution, as determined by the Calculation Agent.

Ordinary Dividend Amount:	USD 0.00 for the first dividend or distribution on the Shares for which the ex-dividend date falls within a regular dividend period of the Issuer, and zero for any subsequent dividend or distribution on the Shares for which the ex-dividend date falls within the same regular dividend period of the Issuer.

Payment Obligation in Respect of Extraordinary Dividends:	In the event of any Extraordinary Dividend, Counterparty shall make a cash payment to CSFB, on the date such Extraordinary Dividend is paid to holders of Shares, in an amount equal to the product of (i) the Number of Shares on the ex-dividend date for such Extraordinary Dividend and (ii) the excess, if any, of the per share amount or value of such Extraordinary Dividend over the Ordinary Dividend Amount for such Extraordinary Dividend, as determined by the Calculation Agent.

Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount shall be deleted from Section 8.4(b) and 9.2(a)(iii) of the 2002 Definitions.

Share Adjustments:

Potential Adjustment Events:	If an event occurs that constitutes both a Potential Adjustment Event under Section 11.2(e)(ii)(C) of the 2002 Definitions and a Spin-off as described below, it shall be treated hereunder as a Spin-off and not as a Potential Adjustment Event.

Method of Adjustment:	Calculation Agent Adjustment

Spin-off:	A distribution of New Shares (the “Spin-off Shares”) of a subsidiary of the Issuer (the “Spin-off Issuer”) to holders of the Shares (the “Original Shares”). With respect to a Spin-off, “New Shares” shall have the meaning provided in Section 12.1(i) of the 2002 Definitions except that the phrase immediately preceding clause (i) thereof shall be replaced by the following: “New Shares” means ordinary or common shares of the Spin-off Issuer that are, or that as of the ex-dividend date of such Spin-off are scheduled promptly to be,”.

Consequences of Spin-offs:	As of the ex-dividend date of a Spin-off, (i) “Shares” shall mean the Original Shares and the Spin-off Shares; (ii) the Transaction shall continue but as a Share Basket Forward Transaction with a Number of Baskets equal to the Number of Shares prior to such Spin-off, and each Basket shall consist of one Original Share and a number of Spin-off Shares that a holder of one Original Share would have been entitled to receive in such Spin-off; and (iii) the Calculation Agent shall make such adjustments to the exercise, settlement, payment or any other terms of the Transaction as the Calculation Agent determines appropriate to account for the economic effect on the Transaction of such Spin-off (provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to the Transaction), which may, but need not, be determined by reference to the adjustment(s) made in respect of such Spin-off by an options exchange to options on the Shares traded on such options exchange. As of the ex-dividend date of any subsequent Spin-off, the Calculation Agent shall make adjustments to the composition of the Basket and other terms of the Transaction in accordance with the immediately preceding sentence.

Extraordinary Events:

Consequences of Merger Events:

Share-for-Share:	Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment

Share-for-Combined:	Component Adjustment

Composition of Combined Consideration:	Not Applicable

Tender Offer:	Applicable

Consequences of Tender Offers:

Share-for-Share:	Calculation Agent Adjustment

Share-for-Other:	Calculation Agent Adjustment

Share-for-Combined:	Calculation Agent Adjustment

Nationalization, Insolvency or Delisting:	Cancellation and Payment

Additional Disruption Events:

Change in Law:	Applicable

Failure to Deliver:	Not Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Not Applicable

Increased Cost of Hedging:	Not Applicable

Loss of Stock Borrow:	Applicable, provided that the phrase “at a rate equal to or less than the Maximum Stock Loan Rate” at the end of the definition of Loss of Stock Borrow shall be deleted, and, for the avoidance of doubt, for purposes of determining any Cancellation Amount payable as the result of a Loss of Stock Borrow, the Determining Party may take into account any amounts payable by the Hedging Party under any buy-in provisions contained in any securities loan agreements governing loans of Shares borrowed in respect of the Transaction.

Maximum Stock Loan Rate:	Not Applicable

Increased Cost of Stock Borrow:	Not Applicable

Hedging Party:	CSFB

Determining Party:	CSFB

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

Credit Support Documents:	Section 4 shall be a Credit Support Document under the Agreement with respect to Counterparty.

Guarantee dated May 16, 2001 made by Credit Suisse First Boston (USA), Inc., a Delaware corporation, in favor of each and every counterparty to one or more Financial Transactions (as defined therein) with CSFB shall be a Credit Support Document under the Agreement with respect to CSFB.

Account Details:

Payments to CSFB:	Citibank N.A., New York
ABA Number: 021-000-089
For A/C of: Credit Suisse First Boston Capital LLC
Account #:

Payments to Counterparty:	JP Morgan Chase Bank
ABA 021000021
Ben. Name: Oppenheimer & Co
Ben A/C
FFC: Wade H. Cable and Susan M. Cable Co -TTEES of the Cable Family Trust dtd 7/11/88
Account number:

Delivery of Shares to CSFB:	Credit Suisse First Boston LLC DTC# 355
Account #
Account Name: CSFB Capital LLC Collateral Management Account

Office:	CSFB is acting through its New York Office for the purposes of the Transaction; Counterparty is not a Multibranch Party.

Calculation Agent:	CSFB. The Calculation Agent will have no responsibility for good faith errors or omissions in any determination under the Transaction.

3.	Other Provisions:

Reimbursement Obligation:

Counterparty shall make monthly cash payments to CSFB from time to time in an amount sufficient to reimburse CSFB for any costs relating to the borrowing of Shares in connection with hedging CSFB’s exposure to the Transaction.

Termination by Counterparty:

At any time, Counterparty may terminate the Transaction in whole or in part upon 35 Exchange Business Days’ prior written notice to CSFB (the termination date specified in such notice, the “Optional Termination Date”). If Counterparty terminates the Transaction in whole, Counterparty shall make a cash payment to CSFB on the Optional Termination Date in an amount equal to the amount that would be payable under Section 6 of the Agreement if (i) such Optional Termination Date were an Early Termination Date (without regard to the provisions set forth under “Payment on Early Termination” below), (ii) Counterparty were the sole Affected Party and (iii) the Transaction were the only Terminated Transaction. If Counterparty terminates the Transaction in part, Counterparty shall specify the number of Shares with respect to which the Transaction is to be terminated and Counterparty shall make a cash payment to CSFB on the Optional Termination Date in an amount equal to the amount that would be payable under Section 6 of the Agreement if (i) such Optional Termination Date were an Early Termination Date (without regard to the provision set forth under “Payments on Early Termination” below), (ii) Counterparty were the sole Affected Party and (iii) the Transaction were the only Terminated Transaction; provided that (a) for purposes of such calculation, the Number of Shares shall be deemed to be such number of Shares with respect to which the Transaction is to be terminated, and (b) the Number of Shares shall be reduced by such number of Shares with respect to which such Transaction is to be terminated.

Additional Representations and Warranties of Counterparty:

Counterparty hereby represents and warrants to CSFB as of the date hereof that:

1.	From the date three months prior to the date of the Term Sheet, neither Counterparty nor any person who would be considered to be the same “person” as Counterparty or “acting in concert” with Counterparty (as such terms are used in clauses (a)(2) and (e)(3)(vi) of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”)) has, without the written consent of CSFB, sold any Shares or hedged (through swaps, options, short sales or otherwise) any long position in the Shares. Counterparty does not know or have any reason to believe that the Issuer has not complied with the reporting requirements contained in Rule 144(c)(1) under the Securities Act.

2.	Counterparty is an “eligible contract participant” as such term is defined in Section 1(a)(12) of the Commodity Exchange Act, as amended.

3.

Counterparty was not on the date of the Term Sheet, and is not on the date hereof, in possession of any material non-public information regarding the Issuer. None of the transactions contemplated herein will violate any corporate policy of the Issuer or other rules or regulations of the Issuer applicable to Counterparty or its affiliates, including, but not limited to, the Issuer’s window period policy.

4.	Counterparty has filed, in the manner contemplated by Rule 144(h) under the Securities Act, a notice on Form 144 relating to the Transaction contemplated hereby in form and substance that CSFB has informed Counterparty is acceptable to CSFB.

5.	All representations and warranties of Counterparty contained in the Term Sheet were true and correct as of the times such representations and warranties were made or repeated or deemed to be made or repeated under the Term Sheet and Counterparty has performed all of the covenants and obligations to be performed by Counterparty on or prior to the date hereof under the Term Sheet.

6.	Counterparty is not and, after giving effect to the transactions contemplated hereby, will not be an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

7.	Counterparty is, and shall be as of the date of any payment or delivery by Counterparty hereunder, solvent and able to pay its debts as they come due, with assets having a fair value greater than liabilities and with capital sufficient to carry on the businesses in which it engages.

8.	Counterparty (a) has timely filed, caused to be timely filed or will timely file or cause to be timely filed all material tax returns that are required to be filed by it as of the date hereof and (b) has paid all material taxes shown to be due and payable on said returns or on any assessment made against it or any of its property and all other material taxes, assessments, fees, liabilities or other charges imposed on it or any of its property by any governmental authority, unless in each case the same are being contested in good faith. For purposes of determining whether a tax return has been timely filed, any extensions shall be taken into account.

9.	Counterparty’s holding period (calculated in accordance with Rule 144(d) under the Securities Act) with respect to the Initial Pledged Items commenced on September 7, 2005. Counterparty agrees that Counterparty has not (i) created or permitted to exist any Lien (as defined in Section 4 below, other than the security interests in the collateral created by Section 4) or any Transfer Restriction (other than the Existing Transfer Restrictions, as defined in Section 4 below) upon or with respect to the Collateral, (ii) sold or otherwise disposed of, or granted any option with respect to, any of the Collateral or (iii) entered into or consented to any agreement (other than, in the case of clause (x), this Confirmation) (x) that restricts in any manner the rights of any present or future owner of any Collateral with respect thereto or (y) pursuant to which any person other than Counterparty, CSFB and any securities intermediary through whom any of the Collateral is held (but in the case of any such securities intermediary only in respect of Collateral held through it) has or will have Control in respect of any Collateral. “Control” means “control” as defined in Section 8-106 and 9-106 of the Uniform Commercial Code as in effect in the State of New York (“UCC”).

10.	Other than financing statements or other similar or equivalent documents or instruments with respect to the security interests in the Collateral created by Section 4 below, no financing statement, security agreement or similar or equivalent document or instrument covering all or any part of the Collateral is on file or of record in any jurisdiction in which such filing or recording would be effective to perfect a lien, security interest or other encumbrance of any kind on such Collateral.

11.	All Collateral consisting of securities and all financial assets underlying Collateral consisting of security entitlements (each as defined in Section 8-102 of the UCC) at any time pledged hereunder is and will be issued by an issuer organized under the laws of the United States, any State thereof or the District of Columbia and is and will be (i) certificated (and the certificate or certificates in respect of such securities or financial assets are and will be located in the United States) and registered in the name of Counterparty or held through a securities intermediary whose securities intermediary’s jurisdiction (within the meaning of Section 8-110(e) of the UCC) is located in the United States or (ii) uncertificated and either registered in the name of Counterparty or held through a securities intermediary whose securities intermediary’s jurisdiction (within the meaning of Section 8-110(e) of the UCC) is located in the United States; provided that this representation shall not be deemed to be breached if, at any time, any such Collateral is issued by an issuer that is not organized under the laws of the United States, any State thereof or the District of Columbia, and the parties hereto agree to procedures or amendments hereto necessary to enable CSFB to maintain a valid and continuously perfected security interest in such Collateral, in respect of which CSFB will have Control, subject to no prior Lien. The parties hereto agree to negotiate in good faith any such procedures or amendments.

12.	No registration, recordation or filing with any governmental body, agency or official is required or necessary for the validity or enforceability hereof or for the perfection or enforcement of the security interests in the Collateral created by Section 4 below, other than the filing of financing statement in any appropriate jurisdiction.

13.	Counterparty has not performed and will not perform any acts that might prevent CSFB from enforcing any of the terms of Section 4, “Collateral Provisions,” or that might limit CSFB in any such enforcement.

14.	Wade H. Cable and Susan M. Cable in their capacity as trustee(s) (the “Trustees”) of the The Cable Family Trust (the “Trust”) has considered the transaction in the context of the Trustee’s fiduciary duties and the powers granted under the Trust instrument and any state laws referenced within the trust instrument or otherwise applicable to the Trust and that such instrument and laws authorize the Trustee to agree, and to bind the Trust assets, to the Transaction.

Representations, Warranties and Covenants of CSFB:

1.	CSFB represents to Counterparty that an affiliate of CSFB (the “CSFB Affiliate”) is registered as a broker and a dealer with the Securities and Exchange Commission and is a “market maker” or a “block positioner”, as such terms are used in Rule 144 under the Securities Act, with respect to the Shares.

2.	CSFB agrees that CSFB Affiliate shall, as promptly as practicable consistent with market conditions, introduce into the public market a quantity of securities of the same class as the Shares equal to the Number of Shares minus the number of securities of such class sold in connection with CSFB’s Initial Hedge position.

U.S. Private Placement Representations:

Each of CSFB and Counterparty hereby represents and warrants to the other party as of the date hereof that:

1.	It is an “accredited investor” (as defined in Regulation D under the Securities Act) and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Transaction, and it is able to bear the economic risk of the Transaction.

2.	It is entering into the Transaction for its own account and not with a view to the distribution or resale of the Transaction or its rights thereunder except pursuant to a registration statement declared effective under, or an exemption from the registration requirements of, the Securities Act.

Covenants of Counterparty:

1.	Counterparty agrees that each of Counterparty and its affiliates will comply with all applicable disclosure or reporting requirements in respect of the Transaction, including, without limitation, any requirement imposed by Section 13 or Section 16 of the Securities and Exchange Act of 1934, as amended, if any, and Counterparty will provide CSFB with a copy of any report filed in respect of the Transaction promptly upon filing thereof.

2.	Counterparty is aware of and agrees to be bound by the rules of the National Association of Securities Dealers, Inc. (“NASD”) applicable to option trading and is aware of and agrees not to violate, either alone or in concert with others, the position or exercise limits established by the NASD.

Binding Commitment:

The parties intend that this Confirmation constitutes a “Final Agreement” as described in the letter dated December 14, 1999 submitted by Robert W. Reeder and Alan L. Beller to Michael Hyatte of the staff of the Securities and Exchange Commission (the “Staff”) to which the Staff responded in an interpretative letter dated December 20, 1999.

Payments on Early Termination:

Upon (x) the occurrence or effective designation of an Early Termination Date in respect of the Transaction or (y) the occurrence of an Extraordinary Event that results in the cancellation or termination of the Transaction pursuant to Section 12.2, 12.3, 12.6 or 12.9 of the 2002 Definitions (any such event as described in clause (x) or (y) above, an “Early Termination Event”), if Counterparty would owe any amount to CSFB pursuant to Section 6(d)(ii) of the Agreement (determined as if the Transaction were the only Transaction under the Agreement) or any Cancellation Amount pursuant to Section 12.2, 12.3, 12.6 or 12.9 of the 2002 Definitions (any such amount, a “Counterparty Payment Amount” and any Early Termination Event that would so result in Counterparty owing any such amount, a “Counterparty Payment Event”), then, except to the extent that CSFB proceeds to realize upon the Collateral and to apply the proceeds of such realization to any obligation of Counterparty hereunder and under the Agreement:

(i)	on the date on which any Counterparty Payment Amount is due, in lieu of any payment or delivery of such Counterparty Payment Amount, Counterparty shall deliver to CSFB a number of Shares (or, if the Shares have been converted into other securities or property in connection with an Extraordinary Event, a number or amount of such securities or property) with a value equal to the Counterparty Payment Amount based on the market value of the Shares (or such other securities or property) as of the Early Termination Date or the date as of which the Cancellation Amount is determined, as the case may be, as determined by the Calculation Agent; and

(ii)	for purposes of determining any Loss under Section 6(e) of the Agreement in respect of any other Transactions under the Agreement, the Transaction shall be deemed not to be a Transaction under the Agreement; provided that, for the avoidance of doubt, if Counterparty fails to deliver Shares pursuant to clause (i) above at the time required, then, the Transaction (including such delivery obligation) shall be included for the purpose of determining CSFB’s Loss for all Transactions (including the Transaction) under the Agreement.

Securities Contract:

The parties hereto acknowledge and agree that each of CSFB and the Custodian (as defined in Section 4 below) is a “stockbroker” within the meaning of Section 101 (53A) of Title 11 of the United States Code (the “Bankruptcy Code”) and that the Custodian is acting as agent and custodian for CSFB in connection with the Transaction and that CSFB is a “customer” of the Custodian within the meaning of Section 741(2) of the Bankruptcy Code. The parties hereto further recognize that the Transaction is a “securities contract”, as such term is defined in Section 741(7) of the Bankruptcy Code, entitled to the protection of, among other provisions, Sections 555 and 362(b)(6) of the Bankruptcy Code, and that each payment or delivery of cash, Shares or other property or assets hereunder is a “settlement payment” within the meaning of Section 741(8) of the Bankruptcy Code.

Assignment:

The rights and duties under this Confirmation may not be assigned or transferred by any party hereto without the prior written consent of the other parties hereto, such consent not to be unreasonably withheld; provided that (i) CSFB may assign or transfer any of its rights or duties hereunder to any of its affiliates without the prior written consent of Counterparty and (ii) the Agent may assign or transfer any of its rights or duties hereunder without the prior written consent of the other parties hereto to any affiliate of Credit Suisse First Boston, so long as such affiliate is a broker-dealer registered with the Securities and Exchange Commission.

Non-Confidentiality:

The parties hereby agree that (i) effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind, including opinions or other tax analyses, provided by CSFB and its affiliates to Counterparty relating to such tax treatment and tax structure (provided that the foregoing does not constitute an authorization to disclose the identity of CSFB or its affiliates, agents or advisers, or, except to the extent relating to such tax structure or tax treatment, any specific pricing terms or commercial or financial information) and (ii) CSFB does not assert any claim of proprietary ownership in respect of any description contained herein or therein relating to the use of any entities, plans or arrangements to give rise to a particular United States federal income tax treatment for Counterparty.

Matters relating to Credit Suisse First Boston Capital LLC and Credit Suisse First Boston LLC:

1.	Agent shall act as “agent” for CSFB and Counterparty in connection with the Transaction.

2.	Agent will furnish to Counterparty upon written request a statement as to the source and amount of any remuneration received or to be received by Agent in connection herewith.

3.	Agent has no obligation hereunder, by guaranty, endorsement or otherwise, with respect to performance of CSFB’s obligations hereunder or under the Agreement.

4.	CSFB is an “OTC derivatives dealer” as such term is defined in the Exchange Act and is an affiliate of Agent.

5.	CSFB is not a member of the Securities Investor Protection Corporation.

References to Trust:

In this Confirmation and in the Agreement, references to Counterparty shall include Wade H. Cable and Susan M. Cable, in their capacity as trustee(s) of Counterparty, as the context may require.

4.	Collateral Provisions:

Counterparty has granted to CSFB a security interest in the Initial Pledged Items to secure Counterparty’s obligations under the Term Sheet and the Transaction. Counterparty and CSFB now wish to (i) set forth additional understandings and agreements relating to such security interest and (ii) confirm, on the terms set forth herein, the continuation of such security interest.

a.	Delivery of Collateral:

On or prior to the Trade Date, Counterparty shall deliver to the CSFB in pledge hereunder, Eligible Collateral consisting of a number of Shares equal to the Number of Shares (the “Initial Pledged Items”). “Eligible Collateral” means Shares or, if Counterparty shall have elected to substitute securities issued by the United States government (“Government Securities”) for Share Collateral in accordance with this Section 4, Government Securities; provided that Counterparty has good and marketable title thereto, free of all of any and all lien, mortgage, interest, pledge, charge or encumbrance of any kind (other than the security interests in the Collateral created hereby, a “Lien”) and Transfer Restrictions (other than the Existing Transfer Restrictions) and that CSFB has a valid, first priority perfected security interest therein, a first lien thereon and Control with respect thereto. “Transfer Restriction” means, with respect to any item of collateral pledged hereunder, any condition to or restriction on the ability of the owner thereof to sell, assign or otherwise transfer such item of collateral or enforce the provisions thereof or of any document related thereto whether set forth in such item of collateral itself or in any document related thereto, including, without limitation, (i) any requirement that any sale, assignment or other transfer or enforcement of such item of collateral be consented to or approved by any Person, including, without limitation, the issuer thereof or any other obligor thereon, (ii) any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such item of collateral, (iii) any requirement of the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any Person to the issuer of, any other obligor on or any registrar or transfer agent for, such item of collateral, prior to the sale, pledge, assignment or other transfer or enforcement of such item of collateral and (iv) any registration or qualification requirement or prospectus delivery requirement for such item of collateral pursuant to any federal, state or foreign securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such security being a “restricted security” or Counterparty being an “affiliate” of the issuer of such security, as such terms are defined in Rule 144 under the Securities Act, or as a result of the sale of such security being subject to paragraph (c) of Rule 145 under the Securities Act); provided that the required delivery of any assignment, instruction or entitlement order from the seller, Counterparty, assignor or transferor of such item of collateral, together with any evidence of the corporate or other authority of such Person, shall not constitute a “Transfer Restriction”. “Existing Transfer Restrictions” means Transfer Restrictions existing with respect to any securities by virtue of the fact that Counterparty is an “affiliate”, within the meaning of Rule 144 under the Securities Act, of the Issuerby virtue of the fact that such securities are “restricted securities”, within the meaning of Rule 144 under the Securities Act. “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

Any delivery of any securities or security entitlements (each as defined in Section 8-102 of the UCC) as Collateral to CSFB by Counterparty shall be effected (A) in the case of Collateral consisting of certificated securities registered in the name of Counterparty, by delivery of certificates representing such securities to the Custodian, accompanied by any required transfer tax stamps, and in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank, with signatures appropriately guaranteed, all in form and substance satisfactory to CSFB, and the crediting by the Custodian of such securities to a securities account (as defined in Section 8-501 of the UCC) (the “Collateral Account”) of CSFB maintained by the Custodian, (B) in the case of Collateral consisting of uncertificated securities registered in the name of Counterparty, by transmission by Counterparty of an instruction to the issuer of such securities instructing such issuer to register such securities in the name of the Custodian or its nominee, accompanied by any required transfer tax stamps, the issuer’s compliance with such instructions and the crediting by the Custodian of such securities to the Collateral Account, (C) in the case of securities in respect of which security entitlements are held by Counterparty through a securities intermediary, by the crediting of such securities, accompanied by any required transfer tax stamps, to a securities account of the Custodian at such securities intermediary or, at the option of CSFB, at another securities intermediary satisfactory to CSFB and the crediting by the Custodian of such securities to the Collateral Account or (D) in any case, by complying with such alternative delivery instructions as CSFB shall provide to Counterparty in writing. “Custodian” means Credit Suisse First Boston LLC, or any other custodian appointed by CSFB and identified to Counterparty.

b.	Grant of Security Interests in the Collateral:

In order to secure the full and punctual observance and performance of the covenants and agreements contained in this Confirmation and in the Agreement, Counterparty hereby assigns and pledges to CSFB, and grants to CSFB, as secured party, security interests in and to, and a lien upon and right of set-off against, and transfers to CSFB, as and by way of a security interest having priority over all other security interests, with power of sale, all of Counterparty’s right, title and interest in and to (i) the Initial Pledged Items; (ii) all additions to and substitutions for the Initial Pledged Items (including, without limitation, any securities, instruments or other property delivered or pledged hereunder) (such additions and substitutions, the “Additions and Substitutions”); (iii) the Collateral Account of CSFB maintained by the Custodian and all securities and other financial assets (each as defined in Section 8-102 of the UCC) and other funds, property or assets from time to time held therein or credited thereto; and (iv) all income, proceeds and collections received or to be received, or derived or to be derived, at the time that the Initial Pledged Items were delivered to the Custodian or any time thereafter (whether before or after the commencement of any proceeding under applicable bankruptcy, insolvency or similar law, by or against Counterparty, with respect to Counterparty) from or in connection with the Initial Pledged Items or the Additions and Substitutions, excluding any Excluded Proceeds (collectively, the “Collateral”). The parties hereto expressly agree that all rights, assets and property at any time held in or credited to the Collateral Account shall be treated as financial assets (as defined in Section 8-102 of the UCC). “Excluded Proceeds” means any ordinary cash dividend, to the extent not an Extraordinary Dividend, in respect of Shares that is not distributed after the occurrence and during the continuance of any Default Event.

c.	Certain Covenants of Counterparty relating to the Collateral:

Counterparty agrees that, so long as any of Counterparty’s obligations under the Agreement remain outstanding:

1.	Counterparty shall ensure at all times that a Collateral Event of Default shall not occur, and shall pledge additional Collateral in the manner described hereunder as necessary to cause such requirement to be met. “Collateral Event of Default” means, at any time, the occurrence of either of the following: (A) failure of the Collateral to include, as Eligible Collateral, a number of Shares at least equal to the Number of Shares (or, if Counterparty has elected to substitute Government Securities for Share Collateral in accordance with this Section 4, the amount of Government Securities required thereby) or (B) failure at any time of the security interests in the Collateral created hereby to constitute valid and perfected security interests in all of the Collateral, subject to no prior, equal or junior Lien, and, with respect to any Collateral consisting of securities or security entitlements (each as defined in Section 8-102 of the UCC), as to which CSFB has Control, or, in each case, assertion of such by Counterparty in writing.

2.	Counterparty shall, at its own expense and in such manner and form as CSFB may require, give, execute, deliver, file and record any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable in order to (i) create, preserve, perfect, substantiate or validate any security interest granted pursuant hereto, (ii) create or maintain Control with respect to any such security interests in any investment property (as defined in Section 9-102(a) of the UCC) or (iii) enable CSFB to exercise and enforce its rights hereunder with respect to such security interest.

3.	Counterparty shall warrant and defend Counterparty’s title to the Collateral, subject to the rights of CSFB, against the claims and demands of all persons. CSFB may elect, but without an obligation to do so, to discharge any Lien of any third party on any of the Collateral.

4.	Counterparty agrees that Counterparty shall not change (i) Counterparty’s name in any manner or (ii) Counterparty’s “location” (as defined in Section 9-307 of UCC), unless Counterparty shall have given CSFB not less than 10 days’ prior notice thereof.

5.	Counterparty agrees that Counterparty shall not (i) create or permit to exist any lien (other than the security interests in the Collateral created hereby) or any Transfer Restriction upon or with respect to the Collateral, (ii) sell or otherwise dispose of, or grant any option with respect to, any of the Collateral or (iii) enter into or consent to any agreement (x) that restricts in any manner the rights of any present or future owner of any Collateral with respect thereto (other than this Confirmation) or (y) pursuant to which any person other than Counterparty, CSFB and any securities intermediary through whom any of the Collateral is held (but in the case of any such securities intermediary only in respect of Collateral held through it) has or will have Control in respect of any Collateral.

d.	Administration of the Collateral and Valuation of Securities:

1.	CSFB shall determine on each Business Day whether a Collateral Event of Default shall have occurred. If on any Business Day CSFB determines that a Collateral Event of Default shall have occurred, CSFB shall promptly notify Counterparty of such determination by telephone call to Counterparty followed by a written confirmation of such call. If on any Business Day CSFB determines that no Default Event or failure by Counterparty to meet any of Counterparty’s obligations under “Certain Covenants of Counterparty relating to the Collateral” or under this section has occurred and is continuing, Counterparty may obtain the release from the security interests in the Collateral created hereby of any Collateral upon delivery to CSFB of a written notice from Counterparty indicating the items of Collateral to be released so long as, after such release, no Collateral Event of Default shall have occurred. “Default Event” means any Collateral Event of Default, any Event of Default with respect to Counterparty or any Termination Event with respect to which Counterparty is the Affected Party or an Affected Party or an Extraordinary Event that results in an obligation of Counterparty to pay an amount pursuant to Section 12.7 or Section 12.9 of the 2002 Definitions;

2.	Counterparty may pledge additional Eligible Collateral hereunder at any time by delivering the same pursuant to the provisions of “Delivery of Collateral” above. Concurrently with the delivery of any additional Eligible Collateral, Counterparty shall deliver to CSFB a certificate, dated the date of such delivery, (i) identifying the additional items of Eligible Collateral being pledged and (ii) certifying that with respect to such items of additional Eligible Collateral the representations and warranties relating to collateral under Additional Representations and Warranties above are true and correct with respect to such Eligible Collateral on and as of the date thereof.

3.	Counterparty may at any time, so long as no Default Event has occurred and is continuing, substitute Government Securities for all (but not less than all) of the Collateral consisting of Shares then held in or credited to the Collateral Account (the “Share Collateral”) on the terms set forth below:

(i)	At least five Business Days prior to the date of any such substitution, Counterparty shall notify CSFB in writing that Counterparty intends to effect such substitution;

(ii)	Counterparty shall deliver to CSFB, in a manner reasonably acceptable to CSFB, Government Securities having a value at least equal to 150% of the market value of the Share Collateral on the date of such delivery (as determined by the Calculation Agent);

(iii)	Counterparty shall take all such other actions as CSFB may reasonably require to create for the benefit of CSFB a valid and perfected security interest in such Government Securities, in respect of which CSFB will have Control, subject to no prior Lien; and

(iv)	Counterparty shall make mark to market deliveries of additional Government Securities on a daily basis, and CSFB shall release Government Securities previously pledged upon the request of Counterparty, so that the value of the Government Securities pledged is at all times at least equal to 150% of the market value of the Share Collateral for such Transaction that would otherwise have been pledged hereunder at such time (as determined by the Calculation Agent), in each case, pursuant to terms mutually acceptable to CSFB and Counterparty.

4.	CSFB may at any time or from time to time, in its sole discretion, cause any or all of the Collateral that is registered in the name of Counterparty or Counterparty’s nominee to be transferred of record into the name of the Custodian, CSFB or its nominee. Counterparty shall promptly give to CSFB copies of any notices or other communications received by Counterparty with respect to Collateral that is registered, or held through a securities intermediary, in the name of Counterparty or Counterparty’s nominee and CSFB shall promptly give to Counterparty copies of any notices and communications received by CSFB with respect to Collateral that is registered, or held through a securities intermediary, in the name of Custodian, CSFB or its nominee.

5.	Counterparty agrees that Counterparty shall forthwith upon demand pay to CSFB:

(i)	the amount of any taxes that CSFB or the Custodian may have been required to pay by reason of the security interests in the Collateral created hereby or to free any of the Collateral from any Lien thereon; and

(ii)	the amount of any and all costs and expenses, including the fees and disbursements of counsel and of any other experts, that CSFB or the Custodian may incur in connection with (A) the enforcement of this pledge, including such expenses as are incurred to preserve the value of the Collateral and the validity, perfection, rank and value of the security interests in the Collateral created hereby, (B) the collection, sale or other disposition of any of the Collateral, (C) the exercise by CSFB of any of the rights conferred upon it hereunder or (D) any Default Event.

Any such amount not paid on demand shall bear interest (computed on the basis of a year of 360 days and payable for the actual number of days elapsed) at a rate per annum equal to 5% plus the prime rate as published from time to time in The Wall Street Journal, Eastern Edition.

e.	No Rehypothecation of Collateral:

The parties hereto agree that CSFB may not sell, lend, pledge, rehypothecate, assign, invest, use, commingle or otherwise dispose of, or otherwise use in its business any Collateral.

f.	Income and Voting Rights in Collateral:

CSFB shall have the right to receive and retain as Collateral hereunder all proceeds, excluding any Excluded Proceeds, but including, without limitation, any Extraordinary Dividend in excess of the Ordinary Dividend Amount and interest of the Collateral; provided that CSFB shall have such right with respect to any and all proceeds, including without limitation any Excluded Proceeds, after the occurrence and during the continuance of a Default Event (such proceeds as CSFB shall have the right to receive and retain at any time, “Retained Proceeds”), and Counterparty shall take all such action as CSFB shall deem necessary or appropriate to give effect to such right. All such Retained Proceeds that are received by Counterparty shall be received in trust for the benefit of CSFB and, if CSFB so directs, shall be segregated from other funds of Counterparty and shall, forthwith upon demand by CSFB, be delivered over to the Custodian on behalf of CSFB as Collateral in the same form as received (with any necessary endorsement).

Unless a Default Event shall have occurred and be continuing, Counterparty shall have the right, from time to time, to vote and to give consents, ratifications and waivers with respect to the Collateral.

If a Default Event shall have occurred and be continuing, CSFB shall have the right, to the extent permitted by law, and Counterparty shall take all such action as may be necessary or appropriate to give effect to such right, to vote and to give consents, ratifications and waivers, and to take any other action with respect to any or all of the Collateral with the same force and effect as if CSFB were the absolute and sole owner thereof.

g.	Remedies upon Counterparty Payment Events:

If any Counterparty Payment Event shall have occurred, CSFB may exercise all the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised).

Counterparty hereby irrevocably appoints CSFB as Counterparty’s true and lawful attorney (which power of attorney is coupled with an interest), with full power of substitution, in the name of Counterparty, CSFB or otherwise, for the sole use and benefit of CSFB, but at the expense of Counterparty, to the extent permitted by law, to exercise, at any time and from time to time while a Counterparty Payment Event has occurred, all or any of the following powers with respect to all or any of the Collateral:

(i)	to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof;

(ii)	to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto;

(iii)	to sell, transfer, assign or otherwise deal in or with the same or the proceeds or avails thereof, as fully and effectually as if CSFB were the absolute owner thereof and in connection therewith, to make all necessary deeds, bills of sale, instruments of assignment, transfer or conveyance of the property, and all instructions and entitlement orders in respect of the property thus to be (or that is being or has been) sold, transferred, assigned or otherwise dealt in; and

(iv)	to extend the time of payment of any or all thereof and to make any allowance and other adjustments with reference thereto;

provided that CSFB shall give Counterparty not less than one day’s prior written notice of the time and place of any sale or other intended disposition of any of the Collateral, except any Collateral that (A) threatens to decline speedily in value, including, without limitation, equity securities, or (B) is of a type customarily sold on a recognized market. CSFB and Counterparty agree that such notice constitutes “reasonable authenticated notification” within the meaning of Section 9-611(b) of the UCC.

h.	Termination:

The rights hereby granted by Counterparty in the Collateral shall cease, terminate and be void upon fulfilment of all of the obligations of Counterparty under this Confirmation. Any Collateral remaining at the time of such termination shall be fully released and discharged from the security interests in the Collateral created hereby and delivered to Counterparty by CSFB, all at the request and expense of Counterparty.

5.	The Agreement is further supplemented by the following provisions:

Termination Provisions.

1.	“Specified Entity” means in relation to CSFB, none, and in relation to Counterparty for the purpose of Section 5(a)(v) of the Agreement only, any Affiliate (as defined in Section 14 of the Agreement) of Counterparty.

2.	“Specified Transaction” will have the meaning specified in Section 14 of the Agreement.

3.	The “Cross Default” provision of Section 5(a)(vi) of the Agreement will not apply to CSFB and will apply to Counterparty.

For the purpose of such provision:

“Specified Indebtedness” means any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) (a) in respect of borrowed money, or (b) in respect of any Specified Transaction (except that, for this purpose only, the words “and any other entity” shall be substituted for the words “and the other party to the Agreement (or any Credit Support Provider of such other party or any applicable Specified Entity of such other party)” where they appear in the definition of Specified Transaction).

“Threshold Amount” means USD 10,000,000 (including the United States Dollar equivalent of obligations stated in any other currency or currency unit).

4.	The “Credit Event Upon Merger” provisions of Section 5(b)(iv) of the Agreement will not apply to CSFB and will apply to Counterparty.

5.	The “Automatic Early Termination” provisions of Section 6(a) of the Agreement will not apply to CSFB and Counterparty.

6.	Payments on Early Termination. For the purpose of Section 6(e) of the Agreement, Second Method and Loss will apply.

7.	“Termination Currency” means United States Dollars.

8.	Set-Off. In addition to and without limiting any rights of set-off that a party hereto may have as a matter of law, pursuant to contract or otherwise, upon the occurrence of an Early Termination Event, such Party (“Party X”) shall have the right to terminate, liquidate and otherwise close out the transactions contemplated by this Confirmation pursuant to the terms hereof, and to set off any obligation that Party X or any affiliate of Party X may have to the other party (“Party Y”) hereunder, thereunder or otherwise, including without limitation any obligation to make any release, delivery or payment to Party Y pursuant to this Confirmation or any other agreement between Party X or any of its affiliates and Party Y, against any right Party X or any of its affiliates may have against Party Y, including without limitation any right to receive a payment or delivery pursuant to this Confirmation or any other agreement between Party X or any of its affiliates and Party Y. In the case of a set-off of any obligation to release, deliver or pay assets against any right to receive assets of the same type, such obligation and right shall be set off in kind. In the case of a set-off of any obligation to release, deliver or pay assets against any right to receive assets of any other type, the value of each of such obligation and such right shall be determined by the Calculation Agent and the result of such set-off shall be that the net obligor shall pay or deliver to the other party an amount of cash or assets, at the net obligor’s option, with a value (determined, in the case of a delivery of assets, by the Calculation Agent) equal to that of the net obligation. In determining the value of any obligation to release or deliver Shares or right to receive Shares, the value at any time of such obligation or right shall be determined by reference to the market value of the Shares at such time. If an obligation or right is unascertained at the time of any such set-off, the Calculation Agent may in good faith estimate the amount or value of such obligation or right, in which case set-off will be effected in respect of that estimate, and the relevant party shall account to the other party at the time such obligation or right is ascertained.

Tax Representations. None.

Agreements to Deliver Documents. For the purpose of Sections 4(a)(i) and (ii) of the Agreement, each of CSFB and Counterparty agrees to deliver the following documents, as applicable:

1.	The Issuer shall have executed and delivered to CSFB, upon execution of this Confirmation, an Issuer Acknowledgment in the form attached as Annex A hereto.

2.	Counterparty will deliver to CSFB, prior to or upon execution of this Confirmation, evidence reasonably satisfactory to CSFB as to the names, true signatures and authority of the officers or officials signing this Confirmation on its behalf.

Such documents shall be covered by the representation set forth in Section 3(d) of the Agreement.

Miscellaneous:

1.	Addresses for Notices. For the purpose of Section 12(a) of the Agreement:

Address for notices or communications to CSFB (other than by facsimile) (for all purposes):

Address:	Credit Suisse First Boston Capital LLC
c/o Credit Suisse First Boston LLC
Eleven Madison Avenue
New York, NY 10010
Attn: Senior Legal Officer
Tel: (212) 538-2616
Fax: (212) 325-8036

With a copy to:	Credit Suisse First Boston LLC
One Madison Avenue, 8th Floor
New York, New York 10010

For payments and deliveries:
Attn: Vincent Larkin
Tel: (212) 538-3295
Fax: (212) 325-8175

For all other communications:
Attn: John Ryan
Tel.: (212) 325-8681
Fax: (212) 538-8898

Designated responsible employee for the purposes of Section 12(a)(iii) of the Agreement: Senior Legal Officer

Address for notices or communications to Counterparty:

Address:	4490 Von Karman Avenue
Newport Beach, CA 92660
Attention:	Wade H. Cable and Susan M. Cable
Tel:	949-833-3600
Fax:	949-252-2505

2.	The date and time of the Transaction will be furnished by CSFB to Counterparty upon written request by Counterparty.

3.	Waiver of Right to Trial by Jury. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Confirmation or any Credit Support Document. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Confirmation by, among other things, the mutual waivers and certifications in this Section.

4.	Service of Process. The parties irrevocably consent to service of process given in the manner provided for notices in Section in paragraph 1 immediately above. Nothing in this Confirmation will affect the right of either party to serve process in any other manner permitted by law.

5.

THE AGREEMENT AND EACH CONFIRMATION THEREUNDER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE (PROVIDED THAT AS TO PLEDGED ITEMS LOCATED IN ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK, CSFB SHALL, IN ADDITION TO ANY RIGHTS UNDER THE LAWS OF THE STATE OF NEW YORK, HAVE ALL OF THE RIGHTS TO WHICH A SECURED PARTY IS ENTITLED UNDER THE LAWS OF LAW OF SUCH OTHER JURISDICTION). EACH PARTY HEREBY SUBMITS TO THE JURISDICTION OF THE COURTS OF

THE STATE OF NEW YORK. THE PARTIES HERETO HEREBY AGREE THAT THE CUSTODIAN’S JURISDICTION, WITHIN THE MEANING OF SECTION 8-110(e) OF THE UCC, INSOFAR AS IT ACTS AS A SECURITIES INTERMEDIARY HEREUNDER OR IN RESPECT HEREOF, IS THE STATE OF NEW YORK.

6.	This Confirmation is not intended and shall not be construed to create any rights in any person other than Counterparty, CSFB and their respective successors and assigns and no other person shall assert any rights as third-party beneficiary hereunder. Whenever any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All the covenants and agreements herein contained by or on behalf of Counterparty and CSFB shall bind, and inure to the benefit of, their respective successors and assigns whether so expressed or not.

7.	Any provision of this Confirmation may be amended or waived if, and only if, such amendment or waiver is in writing and signed, and in the case of an amendment, by Counterparty and CSFB or, in the case of a waiver, by the party against whom the waiver is to be effective.

Please confirm that the foregoing correctly sets forth the terms of our agreement by signing and returning this Confirmation.

Yours faithfully,

CREDIT SUISSE FIRST BOSTON CAPITAL LLC

By:	/S/ EILEEN YIN
Name:	Eileen Yin
Title:	Vice President Operations

Confirmed as of the date first written above:

THE CABLE FAMILY TRUST

By:	/S/ WADE H. CABLE
Name:	Wade H. Cable
Title:	Trustee

CREDIT SUISSE FIRST BOSTON LLC, as Agent

By:	/S/ JOHN RYAN
Name:	John Ryan
Title:	A.V.P. Operations

1

ANNEX A

Form of Issuer Acknowledgment

September 7, 2005

Credit Suisse First Boston Capital LLC

c/o Credit Suisse First Boston LLC

Eleven Madison Avenue

New York, New York 10010

Re:	Proposed transaction by The Cable Family Trust

Ladies and Gentlemen:

William Lyon Homes, Inc. (the “Company”) understands that The Cable Family Trust proposes to enter into a hedging transaction (the “Transaction”) with Credit Suisse First Boston Capital LLC (“CSFB”) with respect to the common stock of the Company (the “Common Stock”). Specifically, the Company understands that The Cable Family Trust proposes to enter into a variable forward sale and purchase transaction with CSFB, pursuant to which CSFB will pay cash to The Cable Family Trust on or shortly after the date of execution of the Transaction and The Cable Family Trust will deliver to CSFB on or about September 12, 2005 (the “Settlement Date”), up to 247,708 shares of Common Stock, or the cash equivalent. In addition, the Company understands that The Cable Family Trust will pledge 247,708 shares of Common Stock owned by him to CSFB to secure The Cable Family Trust’s obligations under the Transaction (the “Pledge”).

The Cable Family Trust is currently of the Company.

The Company has no objection to the proposed Transaction or to the Pledge. The Company confirms that the Transaction and the Pledge will not violate any insider trading or other policy or rule of the Company.

The Company agrees that (i) if CSFB forecloses on any Common Stock pursuant to the Pledge, the Company shall, notwithstanding any policy or objection the Company may have at the time that would prevent or delay any sale or transfer of Common Stock by The Cable Family Trust at the time of such foreclosure, cause the transfer agent for the Common Stock to promptly register the transfer of the shares of Common Stock subject to such foreclosure from The Cable Family Trust to CSFB or to the buyer in any foreclosure sale, as directed by CSFB (subject to compliance with applicable securities laws) and (ii) on the Settlement Date, the Company shall, notwithstanding any policy or objection the Company may have that would prevent or delay any sale or transfer of Common Stock by The Cable Family Trust at the time of the Settlement Date, cause the transfer agent for the Common Stock to promptly register the transfer of the shares of Common Stock subject to the Transaction from The Cable Family Trust to CSFB, and to issue certificates representing such shares to CSFB.

William Lyon Homes, Inc.

By:
Name:
Title:

2